Rosenman & Colin LLP
                               575 Madison Avenue
                            New York, New York 10022

September 2, 1998

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 to be filed by IVC Industries, Inc., a Delaware corporation, with the Securities and Exchange Commission with respect to the registration of 3,000,000 shares of the Company's common stock, par value $0.01 per share, for issuance under the IVC Industries, Inc. 1993 Stock Option Plan, IVC Industries, Inc. 1995 Stock Option Plan and IVC Industries, Inc. Non-Employee Directors' Stock Option Plan (collectively, the "Plans").

We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that said 3,000,000 shares have been duly authorized and, upon issuance in accordance with the terms of stock option agreements or certificates issued under the Plans, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

ROSENMAN & COLIN LLP

By: Edward H. Cohen
    -------------------
    A Partner

EHC